Exhibit 10.28

[McC Inc. Logo]

7900 69th Avenue ~ Greenfield, Minnesota 55373 ~ Phone: (763) 477-4774 ~ Fax: (763) 477-5174

July 18, 2008

Mr. Robin Spaude

Highwater Ethanol, LLC

24500 US Highway 14

Lamberton, MN, 56125

Phone: 507-752-7173

Fax: 507-752-7171

Email: rspaude@centurytel.net

RE:         Auger Cast-In Place Piling required for support of (2)-60’ diameter Grain Silos

Dear Mr. Spaude,

McC Inc. is please to submit this proposal for construction services required to install ACIP piling for support of grain silos.  Our proposal is based on recommendations provided by us by Terracon’s Getechnical report, Project#41065029-01, dated 3/6/2007.  Details of our proposed services follow below.

INCLUSIONS/SCOPE OF WORK

1.     Structural engineering and production pile drawings.

2.     ACIP piling required for support of the Grain slipform storage silos.

3.     Earthwork for spoil removal (equipment and labor) to an on-site disposal location.

4.     Supply, unloading and installation of steel reinforcement required for the ACIP piling.

5.     Field layout and staking of pile locations.  This is on a continual basis as the crane and spoil piles will impede laying out too many at one time.

6.     Final grading and cleanup after installation is complete.

7.     McC Inc. will provide all tools, labor, cranes, restrooms and equipment necessary to complete this project.

8.     All work is to be completed in a safe and efficient manner in coordination with plant rules and regulations set forth by Highwater Ethanol, OSHA and McC Inc.

SPECIFIC EXCLUSIONS

Permitting fees (building, inspections, etc.), excise tax, builders risk insurance, electrical, (temporary construction power, lighting protection), geo-technical investigation(s) and/or costs for further geotechnical design criteria and evaluations, geo-technical and construction material field observations and testing for production piling, pile load testing, soil correction(s), export of soil from jobsite, mass grading, finish grading, any costs for time and/or materials associated with soil and water conservation, any type of special administrative costs associated with sales tax tracking, itemized auditing, etc., underground and above ground utilities, provisions for closed shop execution of work, additional engineering, piling quantity or aggregate pile length due to refusal or unexpected sub-surface conditions, any site stabilization materials that may be required for the piling equipment due to unexpected rainfall, any associated costs for overtime labor worked beyond a normal 45 hour work week, bonding and liquidated damages

CLARIFICATIONS

•      Owner to provide full time geo-technical and construction material field observation for production piling contact: Terracon, Mr. John Haupt P.E. @ 651-894-6626.  If full time observation is not performed then a ACIP load test will need to be performed at an additional cost.

•      McC Inc has assumed 18” diameter 12,247 LF of ACIP required.

McCormick Construction Company, Inc.

PRICING

Our base price of Four Hundred Twenty Eight Thousand Three Hundred Ninety Five ($428,395.00) Dollars includes materials and labor to complete the above listed Scope of Work.  This quote is good for fifteen days.

ALTERNATE PRICING

1.	Additional pile length required is an additional cost: (ADD to Base)	$22.00/LF
2.	Deduction of pile length required: (Deduct from Base)	$8.50/LF
3.	To conduct (1) pile load test: (Add to Base)	$23,800/EA

Terms of Payment:	10% down at signing of contract; progressive payments every month on the 15th during construction. Net 30

McC Inc.’s proposal dated the above date and all terms and conditions upon it shall be considered a part of this contract and shall supersede all conflicting terms and conditions.

Pricing of this project is based on current and committed costs for raw construction materials and services.  If committed prices are increased as a result of natural disasters, material hoarding, monopolization or any other events beyond the reasonable control of McC, we reserve the right to adjust our contract price to reflect and be compensated for any net increased prices.

If issues arise which cause safety or property concerns at the jobsite during construction McC Inc. may halt construction and leave the jobsite until these issues can be resolved.

We appreciate the opportunity to provide you with this estimate and look forward to working with you on this project.  If you have any questions regarding this proposal, please call.

Sincerely,

Terry Stangl	Dan Shefland
Project Manager	VP of Operations/Engineering
763-477-4774 ext 3863

Proposal #08130

Cc: Jeremy LaBlanc – Fagen Inc.

ACCEPTANCE OF PROPOSAL – The above prices,
specifications and conditions are satisfactory and are hereby		Signature:	/s/ Brian Kletscher
accepted. You are authorized to do the work as specified.

Date of Acceptance:	7/24/08	Cust PO#:

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